CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Pharmagreen Biotech Inc. (the “Company”)

We hereby consent to the use, in this Offering Statement on Form 1-A of our Report of Independent Registered Public Accounting Firm dated January 7, 2021 relating to the consolidated financial statements of the Company as at and for the years ended September 30, 2020 and 2019. Our report included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Saturna Group LLP

SATURNA GROUP CHARTERED PROFESSIONAL ACCOUNTANTS LLP

April 8, 2021